UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 4, 2007

ATS Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-51552	11-3747850
(State or other	(IRS Employer
jurisdiction of incorporation)	(Commission File Number)	Identification No.)

7915 Jones Branch Drive, McLean, Virginia		22102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 506-0088

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

•              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

•              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

•              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

•              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry Into A Material Definitive Agreement

On June 4, 2007, ATS Corporation (the “Company”), as Borrower, entered into a Credit Agreement with Bank of America, N.A., as Administrative Agent, and other various lender parties (the “Credit Agreement”).  The Credit Agreement provides for a $25 million revolving credit facility for the Company, with the option for the Company to increase the amount available under the credit facility up to $50 million in increments of $5 million (assuming no default and other specified conditions), pursuant to which Bank of America and Citizens Bank of Pennsylvania severally agree to make loans to the Company from time to time.  The credit facility is secured by blanket security interests of all tangible and intangible property of the Company and its direct and indirect subsidiaries, and a pledge of stock by the Company and its direct and indirect subsidiaries.  Interest on the line of credit is payable monthly at the LIBOR rate, plus an applicable margin, which ranges from 1.50% to 2.25%, depending upon the Company’s ratio of funded debt to EBITDA.  Pursuant to the Credit Agreement, each direct and indirect subsidiary of the Company entered into a Guaranty Agreement, also effective June 4, 2007, whereby the subsidiaries jointly and severally guarantee to Bank of America the payment and performance in full of the Company’s liabilities under the Credit Agreement.  The Company may use the line of credit funds for any of the following purposes:  the prepayment of all outstanding amounts under the existing credit agreement dated February 1, 2007 between Advance Technology Systems, Inc. and Bank of America; working capital; capital expenditures; permitted acquisitions; and other general corporate purposes.  The credit facility expires in June 2010.  A copy of the Credit Agreement is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. As of June 8, 2007, there were no advances against this line of credit.

Item 9.01               Financial Statements and Exhibits

(d) Exhibits

10.1         Credit Agreement between ATS Corporation and Bank of America, N.A. dated June 4, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 8, 2007

ATS CORPORATION

	By:	/s/ Edward H. Bersoff
Dr. Edward H. Bersoff
Chairman, President and
Chief Executive Officer

EXHIBIT INDEX

Exhibit| Number	Description
10.1	Credit Agreement between ATS Corporation and Bank of America, N.A. dated June 4, 2007